Exhibit 10.1

Execution Version

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT, dated as of May 23, 2023 (this “Agreement”), is made and entered into by and between Global Net Lease, Inc., a Maryland corporation and real estate investment trust (“GNL”), and Edward M. Weil, Jr. (the “Restricted Person”).

WHEREAS, contemporaneously with execution and delivery of this Agreement, GNL is entering into that certain Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among GNL, GNL Advisor Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of GNL OP (the “GNL Advisor Sub”), GNL PM Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of GNL OP (the “GNL PM Sub”), RTL Advisor Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of GNL OP (the “RTL Advisor Sub”), RTL PM Merger Sub, a Delaware limited liability company and a wholly-owned subsidiary of GNL OP (the “RTL PM Sub”) (GNL Advisor Sub, GNL PM Sub, RTL Advisor Sub and RTL PM Sub are individually an “Internalization Sub” and collectively the “Internalization Subs”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), The Necessity Retail REIT, Inc., a Maryland corporation and real estate investment trust (“RTL”) and The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”) on the one hand, and AR Global Investments, LLC, a Delaware limited liability company (“Advisor Parent”), Global Net Lease Special Limited Partnership, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Advisor Parent (“GNL SLP”), Necessity Retail Space Limited Partner, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Advisor Parent (“RTL SLP”), Global Net Lease Advisors, LLC, a Delaware limited liability company and a wholly-owned subsidiary of GNL SLP (the “GNL Advisor”), Global Net Lease Properties, LLC, a Delaware limited liability company and a wholly-owned subsidiary of GNL SLP (the “GNL Property Manager”), Necessity Retail Advisors, LLC, a Delaware limited liability company and a wholly-owned subsidiary of RTL SLP (the “RTL Advisor”), and Necessity Retail Properties, LLC, a Delaware limited liability company and a wholly-owned subsidiary of RTL SLP (the “RTL Property Manager”) (GNL Advisor, GNL Property Manager, RTL Advisor, and RTL Property Manager, along with each of their direct and indirect wholly-owned subsidiaries, are individually a “Target LLC” and collectively the “Target LLCs”) on the other hand. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 11 of the Merger Agreement;

WHEREAS, it is the intention of the parties to the Merger Agreement to effect a business combination transaction in which (i) GNL Advisor Sub shall merge with and into GNL Advisor, with GNL Advisor being the surviving entity (the “GNL Advisor Merger”), and each outstanding membership interest of GNL Advisor will be converted into the right to receive from GNL or its designee the GNL Advisor Merger Consideration, (ii) GNL PM Sub shall merge with and into GNL Property Manager, with GNL Property Manager being the surviving entity (the “GNL PM Merger”), and each outstanding membership interest of GNL Property Manager will be converted into the right to receive from GNL or its designee the GNL PM Merger Consideration, (iii) RTL Advisor Sub shall merge with and into RTL Advisor, with RTL Advisor being the surviving entity (the “RTL Advisor Merger”), and each outstanding membership interest of RTL Advisor will be converted into the right to receive from GNL or its designee the RTL Advisor Merger Consideration and (iv) RTL PM Sub shall merge with and into RTL Property Manager, with RTL Property Manager being the surviving entity (the “RTL PM Merger”) (the GNL Advisor Merger, GNL PM Merger, RTL Advisor Merger and RTL PM Merger, are individually an “Internalization Merger” and collectively the “Internalization Mergers”), and each outstanding membership interest of RTL Property Manager will be converted into the right to receive from GNL or its designee the RTL PM Merger Consideration, in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLC Act;

WHEREAS, the Restricted Person is an equity owner in Advisor Parent and will be receiving proceeds in respect of such ownership as a result of the Merger (the “Merger Consideration”);

WHEREAS, the Restricted Person acknowledges that execution and delivery of this Agreement is a material inducement for GNL to execute and deliver the Merger Agreement;

WHEREAS, the parties hereby acknowledge and agree that this Agreement is not a service contract and is not intended to govern the terms or conditions of the Restricted Person’s employment with any GNL Group Company (defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, and for other good and valuable consideration, including the Merger Consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article I

PROTECTION OF GOODWILL

Section 1.01      Confidentiality. During the Restricted Period, the Restricted Person shall not, and shall cause its Affiliates not to, publicly disclose, reveal, divulge or communicate to any Person any Confidential Information; provided, however, that the foregoing shall not restrict the Restricted Person or its Affiliates from (i) disclosing (under appropriate obligations of confidentiality) Confidential Information to the extent necessary to enforce and exercise his rights under this Agreement, the Merger Agreement or the Transaction Documents (as defined in the Merger Agreement), (ii) disclosing Confidential Information to the extent necessary in connection with such Restricted Person’s employment, service as a director or consulting services for any GNL Group Company, if applicable, (iii) disclosing Confidential Information in confidence to his financial, tax and legal advisors who are bound by similar confidentiality obligations and (iv) shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is required by applicable law or requested by a governmental authority; provided, however, that in the event disclosure is required by applicable law or requested by a governmental authority, the Restricted Person shall to the extent legally permissible and practicable provide GNL with prompt notice of such requirement prior to making any disclosure so that GNL may seek an appropriate protective order at its own cost or waive compliance with the provisions of this Section 1.01, provided that no such notice shall be required under circumstances where a notice requirement would be deemed to violate applicable law. GNL (on behalf of itself and each GNL Group Company) acknowledges that Confidential Information may enhance the Restricted Person’s and his Affiliates’ and his representatives’ knowledge and understanding of the industry of the GNL Group Companies in a way that cannot be separated from such Persons’ other knowledge and GNL (on behalf of itself and each GNL Group Company) agrees that, so long as Confidential Information is not disclosed in violation of this Agreement, neither the Restricted Person nor any of his Affiliates or representatives will be deemed to have violated this Agreement to the extent Residual Information (as defined below) is used in the ordinary course by the Restricted Person, any of his Affiliates or his representatives in connection with their ongoing business.

Section 1.02      Non-Competition and Non-Solicitation. During the Restricted Period, the Restricted Person shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:

(a)            manage, operate, advise or consult for, render services to, run, control or externally manage any Restricted Business (other than any real estate held or owned by the Restricted Person in his personal capacity or any trust controlled by such individual whose beneficiaries are members of his family whether acquired prior to or after the date hereof) in the Restricted Territory; provided, however, that the restrictions contained in this Agreement shall in no way be deemed to restrict the Restricted Person or its Affiliates from (i) serving as an employee, officer, director or other service provider of any GNL Group Company; (ii) owning, directly or indirectly (x) up to 9.9 % of any class of securities of any public entity or (y) any passive investment in any entity that the Restricted Person does not control; (iii) investing equity of no more than the amount set forth on Schedule 1.02(a) of this Agreement in real estate partnerships that own mixed use and shopping center real estate provided, that such activities do not conflict with the terms of the Employment Agreement dated May 23, 2023, by and among GNL and the Restricted Person (the “Weil Employment Agreement”) or the Restricted Person’s fiduciary duties to GNL; or (iv) working as an employee or acting as a consultant or contractor to a Competitive Entity to the extent such activities do not conflict with the terms of the Weil Employment Agreement; provided, that the Restricted Person does not personally engage in, or provide any services primarily for use in, the Restricted Business and that the Restricted Person performs services exclusively in a division, subsidiary or affiliated entity of the Competitive Entity that does not primarily engage in the Restricted Business;

(b)            employ, hire, enter into an agency or consulting relationship with or recruit or solicit for employment any employee of a GNL Group Company (“Restricted Employees”); provided, that the foregoing shall not apply to (i) Restricted Employees who ceased to be employed by a GNL Group Company at least ninety (90) days prior to any solicitation by, and the commencement of any discussions with, the Restricted Person or any of its Affiliates; (ii) any general solicitations not targeted at Restricted Employees (including through the use of recruiting firms or advertisements in any newspaper, magazine, trade publication, electronic medium or other media) or any hiring as a result thereof; and (iii) the assistant and secretary assigned to work with the Restricted Person during his employment with GNL; provided, further, that, notwithstanding the foregoing, the Restricted Person shall not, and shall cause its Affiliates not to, directly or indirectly, (x) solicit or induce James Nelson to leave the employ of GNL or (y) employ, hire or enter into a consulting arrangement with them, in each case, during the term of such individual’s Executive Employment Agreement (as defined in the Merger Agreement); and provided, further, notwithstanding this Agreement or any other agreement to the contrary, it is acknowledged and agreed that Edward M. Weil, Jr. and Nicholas Schorsch are each direct or indirect members, owners, directors or officers of AR Global Investments, LLC and certain other entities that do not engage in activities that are violative of Section 1.02(a) of this Agreement and that such individuals shall be permitted to continue to engage in such business activities; or

(c)            encourage any customer or supplier who is, as of the Closing Date, a customer or supplier of any GNL Group Company to terminate or adversely modify any relationship with a GNL Group Company.

Section 1.03      Non Disparagement. During the Restricted Period, (a) the Restricted Person shall not, directly or indirectly, make, and shall not cause or direct any of his Affiliates to publicly make any negative, derogatory, disparaging or untrue comments, communications or statements, whether written or oral about any of the Internalization Subs, Target LLCs, GNL, GNL OP, RTL, RTL OP or any of their respective Affiliates, or any officer, director, shareholder, manager or member thereof (collectively, “GNL Protected Persons”) or the business, management, operations or strategies of the GNL Protected Persons and (b) each GNL Group Company shall not and shall not cause, permit or direct any of its directors or officers to publicly make any negative, derogatory, disparaging or untrue comments, communications or statements, whether written or oral about the Restricted Person or any of his Affiliates and any officer, director, shareholder, manager or member thereof (collectively, the “Restricted Persons Protected Persons”) or the business, management, operations or strategies of any Restricted Persons Protected Persons. “Disparaging” comments or statements include such comments or statements which discredit, ridicule or defame any Person or entity or impair the reputation, goodwill or commercial interest thereof. Nothing in this Section 1.03 shall limit the Restricted Person, any GNL Group Company or their respective Affiliates’ ability to make true and accurate statements, as required by applicable Laws, to a Governmental Authority or otherwise make any true and accurate statements as part of litigation, arbitration, regulatory or administrative proceeding.

Section 1.04      Social Media Activities. For purposes of the restrictions set forth in Sections 1.01, 1.02, and 1.03 prohibited conduct shall include direct or indirect oral, written, and/or electronic communications, including, without limitation, social media communications, by the Restricted Person and the Restricted Person’s Affiliates that violate such restrictions. As used herein, social media includes all means of communicating or posting information or content of any sort on the Internet, including a Person’s own or someone else’s web log, blog, journal, diary, personal web site, social networking or affinity web site, web bulletin board, or chat room. By way of example only, neither the Restricted Person nor any of its Affiliates shall initiate social media communications from the Restricted Person’s or such Affiliate’s business or personal social media accounts (including, without limitation, status updates, posts, direct/personal messages or tweets on Twitter, LinkedIn, Google+, Facebook, or other social media) (collectively, “Posts”) that violate the restrictions in Sections 1.01, 1.02 and 1.03.

Article II

definitions

Section 2.01      Definitions. For purposes hereof, the following capitalized terms shall have the respective meanings set forth below:

“Affiliate” of a Person means any other Person controlling, controlled by or under common control with such first Person; provided, however, the term “Affiliate” shall not include any publicly traded real estate investment trust that is externally managed by AR Global Investments, LLC or any of its Subsidiaries.

“Closing Date” means the date on which the closing under the Merger Agreement occurs.

“Competitive Entity” means a Person wholly or partially engaged in the Restricted Business.

“Confidential Information” means all confidential and proprietary information relating to any GNL Group Company or their respective businesses, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects, which is considered confidential or proprietary information and is maintained as such within the GNL Group Company, through agreements with relevant Persons, policies and/or other appropriate safeguards against disclosure, other than (i) information which is, was or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement, (ii) was or is developed by the Restricted Person without the use of the Confidential Information or (iii) was, is or becomes available to the Restricted Person or any of his Affiliates or any of their respective representatives on a non-confidential basis from a third party not known by such Person to be in breach of any legal obligation of confidentiality to the GNL Group Company not to disclose such information.

“GNL Group Company” means GNL and any company or other legal entity that is an Affiliate of GNL, determined from time to time.

“Person” means a corporation, limited liability company, partnership, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity or other entity.

“Residual Information” means information about the industry in which the GNL Group Companies operate retained in the unaided memories of individuals associated with the Restricted Person, his Affiliates or any of his representatives without reference to written or electronic information that is not proprietary information that specifically relates to any GNL Group Company.

“Restricted Business” means any business that has as its primary investment strategy the acquisition of any properties of any type or asset class that represents at least 10% of the portfolio of GNL after giving effect to the combination of RTL by GNL as of the date of this Agreement (excluding Healthcare Trust, Inc. and American Strategic Investment Co.).

“Restricted Period” means the five (5)-year period commencing from and after the Closing Date.

“Restricted Territory” means North America, Germany, Guernsey, Italy, Spain, France, the United Kingdom, Finland, and Luxembourg.

Article III

MISCELLANEOUS

Section 3.01      Specific Performance / Injunctive Relief. If any party breaches, or threatens to commit a breach of, any of the provisions of Article I, GNL and its successors and assigns (on behalf of itself and each GNL Group Company) or the Restricted Person on behalf of himself and his successors (each a “Beneficiary,” and collectively, the “Beneficiaries”) shall have the right and remedy, in addition to, and not in lieu of, any other rights and remedies available to any of the Beneficiaries, to have the provisions of Article I specifically enforced by way of an injunction or other legal relief, it being agreed that any breach or threatened breach of the covenants specified in Article I would cause irreparable injury to the Beneficiaries and that pecuniary compensation would not afford adequate relief to the Beneficiaries, or it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief. Therefore, each of GNL and the Restricted Person agrees that, in the event of any such breach or threatened breach of Article 1, the Beneficiaries will have the right to seek and obtain injunctive relief, to the greatest extent permitted by applicable law.

Section 3.02      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via e-mail (with acknowledgment of receipt) to the applicable party as set forth on Annex A hereto (or at such other address or e-mail address for a party as shall be specified by like notice).

Section 3.03      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 3.04      Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, that GNL may assign all or part of its rights and obligations under this Agreement to an Affiliate of GNL, which the Restricted Person expressly approves by executing this Agreement. Any assignment in violation of this Section 3.04 shall be void.

Section 3.05      Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 3.06      Amendments. This Agreement may not be amended except by written agreement signed by GNL and the Restricted Person.

Section 3.07      Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 3.08      Governing Law / Place of Venue. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement (including without limitation non-contractual disputes) will be governed by and construed in accordance with the laws of the State of Maryland. The parties hereby consent to the non-exclusive jurisdiction of the state and federal courts located in the State of Maryland for the determination of any dispute arising from or in connection with this Agreement.

Section 3.09      Opportunity to Seek Counsel. The Restricted Person acknowledges and agrees that he has had adequate opportunity to consult with counsel of his own choosing prior to entering into this Agreement, and that Proskauer Rose LLP represented GNL, in connection with the negotiation and preparation of this Agreement and the transactions contemplated by the Merger Agreement, and has not provided any legal advice to the Restricted Person in connection with this Agreement or the transactions contemplated hereby or by the Merger Agreement.

Section 3.10      Effectiveness. This Agreement shall be effective as of the Closing.

Section 3.11      Termination. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

GLOBAL NET LEASE, INC.

By:	/s/ Michael Anderson
Name: Michael Anderson
Title: Authorized Signatory

RESTRICTED PERSON

/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.

Address

Facsimile:

[Signature Page to Confidentiality, Non-Compete and Non-Solicitation Agreement of Edward M. Weil, Jr.]

Annex A

Notice Information

if to GNL, to:

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, NY 10019
Attention: General Counsel

if to the Restricted Person, to:

Edward M. Weil, Jr.

222 Bellevue Avenue

Newport, RI 02840